UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LEE ENTERPRISES, INCORPORATED

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Lee Enterprises Comments on Delaware Court of Chancery Ruling In Favor of Lee and Against Alden Global Capital

Court Rules Lee Board’s Decision Was Reasonable and Justified

Alden May Not Nominate Directors to Lee’s Board This Year

Lee’s Board of Directors Continues to Urge Shareholders to Vote FOR its Three Highly Experienced

Nominees on Lee’s WHITE Proxy Card

DAVENPORT, Iowa – February 15, 2022 – Lee Enterprises, Incorporated (NASDAQ: LEE) (“Lee” or the “Company”) today announced that the Delaware Chancery Court has upheld the decision by Lee’s Board of Directors to reject the director nomination notice submitted by Alden Global Capital, LLC (together with its affiliates, “Alden”).

In the decision, the Vice Chancellor noted, among other things, that Lee’s Board of Directors “acted reasonably in enforcing a validly adopted bylaw with a legitimate corporate purpose” and that Alden “could easily have met the bylaw’s record holder and—by extension—form requirements had it not delayed” in preparing its nomination notice.

As a result of the Court’s ruling, Alden’s director nominations will be disregarded, and no proxies or votes in favor of its purported nominees will be recognized or tabulated at Lee’s 2022 Annual Meeting of Shareholders on March 10.

Lee’s Board of Directors issued the following statement:

“We are pleased that the Delaware Court of Chancery has affirmed the importance of orderly annual shareholder meetings and confirmed the decision by the Lee Board of Directors to reject as invalid the notice of nominations delivered by Alden. Based on the ruling of the Vice Chancellor, Lee will not recognize Alden’s nominations, and any proxies submitted, or votes cast, for the election of Alden’s director candidates will be disregarded.”

“We urge shareholders to vote FOR all three of Lee’s proposed nominees – Mary E. Junck, Herbert W. Moloney and Kevin D. Mowbray – at our Annual Meeting to support the continued execution of Lee’s digital growth strategy.”

Lee shareholders are encouraged to visit https://investors.lee.net/2022-annual-meeting to view Lee’s proxy materials and additional information regarding the 2022 Annual Meeting.

If you have any questions or require any assistance in voting your shares, please contact Lee’s proxy solicitor:

Morrow Sodali LLC
509 Madison Avenue Suite 1206
New York, NY 10022
Shareholders Call Toll Free: 800-662-5200
Banks, Brokers, Trustees, and Other Nominees Call Collect: 203-658-9400
Email: LEE@investor.MorrowSodali.com

About Lee Enterprises

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee’s newspapers have average circulation of 1.0 million, and our legacy website, including acquisitions, reach more than 47 million digital unique visitors. Lee’s markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Forward-Looking Statements

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “aims,” “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in report relating to the Company may be found in the Company’s periodic filings with the SEC, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

Contacts

Investor Contact
IR@lee.net
(563) 383-2100

Media Contact
Jamie Tully/Jenny Gore
Sard Verbinnen & Co
Lee-SVC@sardverb.com